EXHIBIT 99.5

                         ALASKAN CABLE NETWORK COMPANIES
                                   Kent Farms
                           Middleburg, Virginia 20117
                                 (540) 687-4000
                                                                 October 7, 1996


        Re: Consent to Sale of Assets of Alaskan Cable Network Companies (Alaskan Cable Network/Fairbanks, Inc.; Alaskan Cable
                 Network/Juneau,       Inc.;       and       Alaskan       Cable
                 Network/Ketchikan-Sitka, Inc.)

Dear Shareholder:

        The boards of directors of each of the three Alaskan Cable Network companies (Alaskan Cable Network/Fairbanks, Inc., Alaskan Cable Network/Juneau, Inc., and Alaskan Cable Network/Ketchikan-Sitka, Inc., collectively "Alaskan Cable") respectfully invite and encourage you to participate in and give your consent and otherwise approval to a proposed transaction ("Proposed Transaction") involving the sale of all of the assets of each of the corporations comprising Alaskan Cable to General Communication, Inc. ("Company") for a purchase price in the aggregate for all three corporations of $70 million payable at closing as $51 million in cash and 2,923,077 shares of Company Class A common stock ("Alaskan Cable Company Shares").

        On April 15, 1996 Alaskan Cable executed an Asset Purchase Agreement with the Company, subject to registration of the offering of the Alaskan Cable Company Shares referred to in it under the Securities Act of 1933, as amended and other appropriate state securities law. The Proposed Transaction, the distribution of the Alaskan Cable Company Shares to the shareholders of Alaskan Cable and the Company's proposed acquisition of securities and assets of other cable television companies providing services in Alaska are described in the Proxy Statement/Prospectus dated October 4, 1996.

        The consent of 100% of the shareholders of each of the corporations comprising Alaskan Cable is being sought by the respective boards of directors through delivery to each such shareholder of a copy of the Proxy Statement/Prospectus along with a form Consent for that person to sign, date, and return to the corresponding corporation. The respective boards of directors of the corporations comprising Alaskan Cable have by separate resolutions adopted the close of business on July 5, 1996 as the record date ("Cable Company Record Date") for determining the shareholders entitled to participate in this solicitation of consents to the Proposed Transaction. The respective lists of shareholders of the corporations comprising Alaskan Cable as of the Cable Company Record Date will be kept at the offices of the respective company at Kent Farms in Middleburg, Virginia 20117 until August 19, 1996 and will be subject to inspection by those shareholders of record at any time during normal business hours.

        Copies of the following documents pertaining to the Proposed Transaction are enclosed for your review and action on the form Consent: (1) form of Consent; (2) Proxy Statement/Prospectus prepared by the Company; (3) Annual Report to shareholders of the Company in the form of Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1995; (4) the unaudited quarterly report for the Company on Form 10-Q for the quarter ended June 30, 1996; (5) the audited financial statements for each of the three corporations comprising Alaskan Cable for the year ended December 31, 1995; and (6) the unaudited quarterly statements for each of those corporations comprising Alaskan Cable for the quarter ended June 30, 1996.

        We request that you sign and date your Consent in favor of the Proposed Transaction and return it to the corresponding corporation care of the above identified address in the enclosed addressed and stamped envelope, not later than October 17, 1996. We look forward to receiving your consent.

                                                   Sincerely,




                                                   Jack Kent Cooke, President


                                                         REGISTRATION STATEMENT
                                                                         II-637